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                                  Exhibit 10.19

                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT ("Agreement"), is made and entered into effective this 31st day of March, 1995, by and between MICHAEL D. HEINRICH ("Employee") and BRITE VOICE SYSTEMS, INC. ("Brite").

     WHEREAS, Brite desires to engage Employee to perform services for Brite and Employee desires to perform such services on the terms and conditions set forth herein;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the covenants and obligations herein contained, the parties hereto agree as follows:


     1. EMPLOYMENT. Brite hereby employs Employee on a full-time basis to perform such acts and duties and furnish such services to Brite as Brite shall, from time to time, direct. During the term of this Agreement, Employee's position and responsibilities with Brite shall be substantially as set forth in the "Position Description" attached hereto as Exhibit A (the "Position Descrip-tion"). Employee shall use his best and most diligent efforts on a full time, exclusive basis to promote the best interests of Brite.

     2.   COMPENSATION AND BENEFITS.

          2.1 SALARY. Employee's initial annual salary shall be $90,000, payable pursuant to Brite's customary payroll policies in force at the time of payment (but in no event less frequently than monthly), less required payroll deductions. Employee's base salary will be reviewed annually by Brite; provided, however, that in no event shall Employee's salary be reduced below $90,000 per year during the term of this Agreement.

          2.2 BONUS. Employee shall be entitled to participate in Brite's incentive compensation program for employees of similar responsibility, which is expected to provide a bonus of $40,000, if the targeted perfor-mance is attained. The targeted performance is set in the Touch Talk FBU budget, a copy of which shall be provided to Employee.

          2.3 VACATION. Employee shall be entitled to three weeks of paid vacation per calendar year, to be utilized pursuant to the policies established and/or modified by Brite from time to time.

          2.4 OTHER BENEFITS. Employee will be entitled to participate in Brite's standard benefits provided to other employees of similar responsi-bility with Brite as established and/or modified by Brite from time to time, including, but not



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     limited to, life insurance, health insurance, and dental insurance.

          2.5 BUSINESS EXPENSES. Pursuant to Brite's customary policies in force at the time of payment, Employee shall be promptly reimbursed, against presentation of vouchers or receipts therefor, for all approved expenses properly incurred by him on Brite's behalf in the performance of his duties hereunder.

     3.   TERM AND CANCELLATION.

          3.1 TERM. The employment period shall commence on the date hereof and shall continue for a period of two years thereafter, unless earlier terminated pursuant to paragraph 3.2 below.

          3.2  CANCELLATION.

          (a) The employment of Employee and the obligations of Brite under this Agreement may be terminated by Brite at any time for "Cause" (as hereinafter defined). Termination for Cause shall mean termination for any one or more of the following reasons: (i) misappropriation of corporate funds; (ii) conviction of a felony, any crime involving theft or dishon-esty, or conviction of a misdemeanor involving moral turpitude; (iii) willful failure by Employee to devote substantially his full business time to Brite; (iv) voluntary termination of employment by Employee; (v) willful violation of reasonable directions of the Board of Directors which are consistent with Employee's duties hereunder; (vi) material breach by Employee of the Confidentiality and Noncompete Agreement between the parties, the form of which is attached hereto as Exhibit B (the "Confiden-tiality Agreement"); or (vii) material falsity in any material representa-tion made by Employee in or the breach by Employee of any material covenant or agreement under the Agreement and Plan of Reorganization and Merger of even date herewith. If Brite seeks to terminate the employment of Employee for Cause, as described in (iii), (v), (vi), or (vii) above, Brite must first give written notice of the acts or omissions on the part of Employee which constitute Cause, in order to give Employee a reasonable opportunity to correct such acts or omissions within fifteen (15) days following the giving of such notice, and if such acts or omissions are corrected within such period of time, then Brite may not terminate this Agreement for such Cause. If Brite at any time terminates this Agreement for Cause, Employee shall not be entitled to any compensation or incidental benefits from Brite, except his salary and incidental benefits (but in no event any bonus) that are earned as of the date of termination. If Brite elects to terminate this Agreement for Cause, it shall do so by giving written notice thereof to Employee which notice shall set forth the effective date of termination. All obligations of Employee under the


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     Confidentiality Agreement shall continue in spite of such termination.








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          (b)  The employment of Employee pursuant to this Agreement may be terminated by Brite upon either the death of Employee, or in the event of Employee's inability to substantially carry out his obligations hereunder for a period of 90 days during any period of 180 days because of psycholog-ical, emotional or physical reasons ("Disability"). Upon termination for Employee's death or Disability, the unpaid portion of his salary to the date of such termination shall be promptly paid to Employee or his heirs by Brite.

          (c) The employment of Employee pursuant to this Agreement may be terminated by Brite other than for Cause, as provided in subparagraph (a) above, or "Disability", as provided in subparagraph (b) above. If Brite terminates Employee other than for Cause or for Disability, Employee shall be solely entitled to receive, as severance, Employee's salary for the remainder of the two year term of this Agreement as set forth in paragraph
     3.1 above, at the regular usual pay periods of Brite, less required payroll deductions. Employee shall not be entitled to nor earn any bonus after the date of such termination. For purposes of the Restrictive Covenant in the Confidentiality Agreement, Employee's employment with Brite shall be deemed to be continuing throughout the period Brite makes salary payments contem-plated by this subparagraph. If Brite makes a material change in the duties and responsibilities of Employee as set forth in the Position Description, and Employee elects to terminate his employment with Brite because of such change, such termination shall be deemed to be a termina-tion under this subparagraph (c).

          (d) If Brite terminates Employee as provided in subparagraph (b) above or as provided in subparagraph (c) above, then Brite shall pay to Employee his monthly Bonus calculated through the end of the last full month of employment completed through the date of termination. This Bonus shall be calculated according to Brite's normal policy.

     4. CONFIDENTIALITY AND NONCOMPETITION. In consideration of Employee's employment, and in consideration of being granted certain stock options, as set forth in an Incentive Stock Option Agreement of even date herewith, Employee agrees to enter into and abide by the Confidentiality Agreement.

     5. CONSENT AND WAIVER BY THIRD PARTIES. Employee hereby represents and warrants that he has obtained all necessary waivers and/or consents from third parties so as to enable him to accept employment with Brite on the terms and conditions set forth herein and execute and perform this Agreement without being in conflict with any other agreement, obligation or understanding with any such third party.

     6. ENTIRE AGREEMENT. This Agreement together with its exhibits, contain the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements


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and understandings between the parties with respect to such subject matter.

     7. AMENDMENT; WAIVER. This Agreement may not be amended, supplemented, canceled or discharged except by written instrument executed by the party affected thereby. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.

     8. BINDING EFFECT; ASSIGNMENT. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of Brite by reorganization, merger or consolidation, or any assignee of all or substantially all of Brite's business and properties. Employee's rights or obligations under this Agreement may not be assigned by Employee, except that Employee's right to compensation to the earlier of date of death, disability or termination of actual employment shall pass to Employee's executor, administrator or personal representative.

     9. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     10. GOVERNING LAW; INTERPRETATION. This Agreement shall be construed in accordance with, and governed for all purposes by, the laws and public policy of the State of Kansas applicable to contracts executed and to be wholly performed within such State.

     11. FURTHER ASSURANCES. Each of the parties agrees to execute, acknowl-edge, deliver and perform, and/or cause to be executed, acknowledged, delivered and performed, at any time and/or from time to time, as the case may be, all such further acts, documents, transfers, conveyances, and/or assurances as may be necessary and/or proper to carry out the provisions and/or intent of this Agreement.

     12. SEVERABILITY. If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.


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     IN WITNESS WHEREOF, the parties hereto have entered into this Agreement effective the date first above written.

                              BRITE VOICE SYSTEMS, INC.



                              By Stanley G. Brannan
                                 ----------------------------------------
                                 Stanley G. Brannan, President




                              Michael D. Heinrich
                              -------------------------------------------
                              MICHAEL D. HEINRICH



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January 6, 1995
                                                                        DRAFT #2
To:       Mike Heinrich  TouchTalk
From:     David Hemmings Brite Voice Systems

Re:       Employment Clarification for 1995

     TouchTalk FBU Role

     This Focussed Business Unit (hereinafter "the FBU") will perform the following business functions:
     - Software, database, tools and interface development and positioning within the CTI/IVR Systems sector strategy. The FBU will have its own engineering resources in Dallas to develop products and services.
     - Custom and generic application development as a part of the corporate CTI/IVR team.
     - Technical support services for TT3/Write-1 products. This FBU will provide customer service for its special software and systems configura-tions at end-customer locations.
     - Sales support and training for its Brite's CTI/IVR systems end-customers worldwide. This support may be required for existing TouchTalk and Perception products, as well as other Brite products.
     - Marketing and proposals support, as well as collateral content, to all other Brite FBUs as requested. TouchTalk will contribute to CTI/IVR systems proposals and target market development for both domestic and international accounts on an as-needed basis. Coordination of project management, for larger projects, with other Brite FBU's. Project manage-ment may become a CTI/IVR sector-wide function with is shared by the TouchTalk FBU.
     - Business expansion strategy and tactics development for the TouchTalk FBU, in coordination with the CTI/IVR corporate strategy. The TouchTalk FBU will be a significant participant in the development and evolution of the CTI/IVR corporate strategy.






                                                                     EXHIBIT "A"

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Position Description

Vice President and General Manager of Brite Voice Systems, TouchTalk FBU, reporting to Jerry Butler, Senior Vice President, CTI/IVR Systems sector. Responsibilities include the following:
- Create and manage the Focussed Business Unit (FBU) business plan and strategies that ensures profitable growth, product development, and customer satisfaction in its CTI/IVR business marketplace.
- Manage the Profit and Loss of the FBU for its systems, software products, applications and tools. Deliver FBU profitability and expense rates consistent with the rest of the CTI/IVR business and with Brite as a corporation.
- Direct the requirements studies and design phase activities for subsequent development within the FBU. Consider the capabilities already available in other Brite departments and outside suppliers in making decisions on development plans and schedules. Develop a strategy to continue the increase of Dialogic content in Brite's CTI/IVR sales. Work with the Perception Technology FBU to build Brite's software content in its CTI/IVR business.
- Support Brite's New Generation Product to meet corporate requirements - in particular, the new CTI/IVR platform. Dialogic's SCSA architecture is the preferred technology.
- Provide significant contribution to the expansion of Brite's CTI/IVR business markets, in coordination with other Brite senior managers, to develop an integrated CTI/IVR corporate strategy which optimizes the return on invest-ment from all Brite FBUs.
- Coordinate the development plans of the FBU with other Brite businesses. Provide control of the resulting developments within the FBU for new product development, use, platform, and requirements.
-    Manage the following current first-line managers (direct reports):
Marketing Director, Applications Development & Support Manager, Technical Services Director, and Product Development Manager.
- Manage the Sales Support team, to provide CTI/IVR systems and product knowledge and proposal capability to Brite Sales staffs, both domestically and internationally. This team includes: Marketing, Proposals and Documentation.
-    Be responsible for the Brite facility in Dallas.
- Develop a culture which also respects and benefits from Brite's European and other International sales groups. Continue to provide CTI/IVR and TT3/Write-1 training to other Brite sales and sales support groups.
- Coordinate Sales Commission and FBU Revenue Split arrangements with the Perception FBU and other Brite FBU's.
- Prepare an integrated monthly report for your FBU, according to the standard Brite format.